PRESS RELEASE


     FOR IMMEDIATE RELEASE:        CONTACT:

     CompX International Inc.      Joseph S. Compofelice
     200 Old Mill Road             Chief Executive Officer
     Mauldin, South Carolina       (281) 423-3303


          COMPX THIRD QUARTER 1998 EARNINGS PER SHARE INCREASE 32%


     MAULDIN, SOUTH CAROLINA _ October 16, 1998 _ CompX International Inc. (NYSE: CIX) reported net income for the third quarter of 1998 of $6.0 million, or $.37 per diluted share, compared to pro forma net income of $4.5 million, or $.28 per diluted share, for the third quarter of 1997. The Company reported pro forma net income for the first nine months of 1998 of $14.8 million, or $.91 per diluted share, compared to pro forma net income of $13.2 million, or $.81 per diluted share, for the first nine months of 1997. Pro forma adjustments are explained in the summary table below. The Company's pro forma results for the first nine months of 1998 include a non-recurring charge of $3.3 million ($2.3 million after tax, or $.14 per diluted share) related to common stock awarded to key individuals in connection with the Company's initial public offering. Net sales increased 12% to $38.7 million in the third quarter of 1998 compared to pro forma net sales of $34.6 million in the third quarter of 1997, and pro forma net sales increased 13% from $102.0 million in the first nine months of 1997 to $115.1 million in the 1998 period.

     Operating income in the third quarter of 1998 was $8.7 million compared to pro forma operating income of $7.8 million in the third quarter of 1997. Excluding the stock award charge discussed above, pro forma operating income in the first nine months of 1998 increased 15% to $25.9 million from $22.5 million in the first nine months of 1997. The increase in pro forma operating income for the third quarter of 1998 compared to 1997 is due primarily to 18% growth in slides and ergonomic products. Operating margins in each product line improved in the third quarter of 1998 compared to the third quarter of 1997.

     "We continue to emphasize new product development and expansion of existing product lines. These efforts combined with strong demand in computer, institutional and office furniture related markets continue to provide significant growth opportunities" said Joseph S. Compofelice, Chairman and Chief Executive Officer.

     CompX is a leading manufacturer of ergonomic computer support systems, precision ball bearing slides and locking systems.

     Statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Actual results could differ materially from those forecast or expected. The Company assumes no duty to publicly update such statements.





                            COMPX INTERNATIONAL INC.
                  PRO FORMA SUMMARY OF CONSOLIDATED OPERATIONS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                          THREE MONTHS ENDED     NINE MONTHS ENDED
                             SEPTEMBER 30,         SEPTEMBER 30,
                           1997*       1998       1997*       1998*


Net sales                  $34.6       $38.7      $102.0      $115.1

Cost of sales               23.0        26.1        67.7        77.5
Selling, general and
 administrative              3.8         3.9        11.8        15.0

Operating income             7.8         8.7        22.5        22.6
General corporate
income                      (0.2)        0.6        (0.4)        1.2
 (expense), net
Interest expense             0.1         0.1         0.3         0.6


Income before income         7.5         9.2        21.8        23.2
taxes
Income tax expense           3.0         3.3         8.7         8.6


                             4.5         5.9        13.1        14.6

Minority interest            -           0.1         0.1         0.2


  Net income               $ 4.5       $ 6.0      $ 13.2      $ 14.8


Net income per diluted
 common share              $0.28       $0.37      $ 0.81      $ 0.91



Weighted average
 diluted common shares
 outstanding                16.2        16.2        16.2        16.2




* Adjusted to give pro forma effect to the Company's March 1998 initial public offering and Fort Lock acquisition as if such transactions had occurred on January 1, 1997.




                            COMPX INTERNATIONAL INC.
                  CONDENSED SUMMARY OF CONSOLIDATED OPERATIONS
                                 (IN MILLIONS)
                                     ACTUAL

                          THREE MONTHS ENDED     NINE MONTHS ENDED
                             SEPTEMBER 30,         SEPTEMBER 30,
                           1997        1998        1997       1998


Net sales                  $27.0       $38.7      $80.3       $110.5

Operating income             6.9         8.7       20.1         22.2

Income before income         6.8         9.2       19.7         22.4
taxes

  Net income               $ 4.1       $ 6.0      $12.0       $ 14.2
